Exhibit 3.4

UNOFFICIAL TRANSLATION

DEED OF INCORPORATION

INTREPID I B.V.

On the twenty-fifth day of November two thousand and nineteen appeared before me, Corstiaan Anne Voogt, civil law notary in Amsterdam:

Sanne Geertje Veenstra, candidate civil law notary, working at the offices of De Brauw Blackstone Westbroek N.V., with seat in Amsterdam, at Claude Debussylaan 80, 1082 MD Amsterdam, born in Leeuwarden on the thirteenth day of December nineteen hundred and ninety-two.

This individual is acting pursuant to a written power of attorney from DN 39J 7A B.V., a private limited liability company, with seat in Amsterdam, the Netherlands, address at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands and Trade Register number 71560114 (the “Incorporator”).

The person appearing declares that the Incorporator incorporates a private limited liability company, which will be governed by the following

ARTICLES OF ASSOCIATION:

1	DEFINITIONS

In these articles of association:

“BW” means the Dutch Civil Code;

“Company” means Intrepid I B.V.;

“General Meeting” means the corporate body that consists of all Persons Entitled to Vote, or the meeting in which Persons Entitled to Attend General Meetings assemble;

“Meeting Rights” means the right to attend and speak at the General Meeting, either in person or by a proxy authorised in writing;

“Persons Entitled to Attend General Meetings” means shareholders, holders of a right of pledge with Meeting Rights and holders of a right of usufruct with Meeting Rights;

“Persons Entitled to Vote” means shareholders with voting rights at the General Meeting, holders of a right of pledge with voting rights at the General Meeting and holders of a right of usufruct with voting rights at the General Meeting; and

“Transferor” a shareholder who wants to transfer his shares.

2	NAME, SEAT AND OBJECTS

2.1	Name and seat

2.1.1	The name of the Company is: Intrepid I B.V.

2.1.2	The Company’s seat is in Amsterdam, the Netherlands.

2.2	Objects

The objects of the Company are:

(a)	to incorporate, to participate in any way whatsoever in, to manage, to supervise businesses and companies;

(b)	to finance businesses and companies;

(c)

to borrow, to lend and to raise funds, including through the issue of bonds, debt instruments or other securities or evidence of indebtedness as well as to enter into agreements in connection with aforementioned activities;

(d)	to render advice and services to businesses and companies with which the Company forms a group and to third parties;

(e)	to grant guarantees, to bind the Company and to pledge its assets for obligations of businesses and companies with which it forms a group and on behalf of third parties; and

(f)	to perform any and all activities of an industrial, financial or commercial nature,

and to do all that is connected therewith or may be conducive thereto, all to be interpreted in the broadest sense.

3	CAPITAL AND ISSUE OF SHARES

3.1	Capital and shares

3.1.1	The share capital of the Company consists of one or more shares with a nominal value of two eurocent (EUR 0.02) each.

3.1.2	Shares are in registered form and are numbered from 1 onwards.

3.1.3	No share certificates are issued.

3.2	Issue of shares

3.2.1	The General Meeting resolves on the issue of shares and determines the issue price, as well as the other terms and conditions of the issue.

3.2.2	Shares may not be issued at an issue price below the nominal value of the shares.

3.2.3	Shares are issued by notarial deed.

3.3	Pre-emptive rights

A shareholder has no pre-emptive rights if shares are issued or rights to subscribe for shares are granted.

4	OWN SHARES

4.1	Acquisition and disposal of own shares

4.1.1	The management board resolves on the acquisition by the Company of fully paid-up shares. Repurchase by the Company of not fully paid shares is void.

4.1.2	Article 3.2.1 equally applies if the Company disposes of own shares.

5	SHAREHOLDERS REGISTER, NOTICES OF MEETINGS AND NOTIFICATIONS

5.1	Shareholders register

5.1.1	The management board shall keep a shareholders register as referred to in article 2:194 BW.

5.1.2	The management board shall make the shareholders register available at the Company’s office for inspection by the Persons Entitled to Attend General Meetings.

5.2	Notices of meetings and notifications

5.2.1

Notices of meetings and notifications to Persons Entitled to Attend General Meetings must be given in writing to the addresses stated in the shareholders register. If a Person Entitled to Attend General Meetings consents, notices of meetings and notifications may be given to that person by e-mail.

5.2.2	Notifications to the management board must be given in writing to the Company’s address, or by e-mail to the address provided for this purpose.

6	DEPOSITARY RECEIPTS FOR SHARES AND LIMITED RIGHTS TO SHARES

6.1	Depositary receipts for shares

Meeting Rights may not be attached to depositary receipts for shares.

6.2	Right of pledge

6.2.1	A right of pledge may be established on shares.

6.2.2	The voting rights attached to shares may be granted to holders of a right of pledge.

6.2.3	Only holders of a right of pledge with voting rights have Meeting Rights. Shareholders without voting rights as a result of a right of pledge do have Meeting Rights.

7	TRANSFER OF SHARES AND SHARE TRANSFER RESTRICTIONS

7.1	Transfer of shares

Shares must be transferred by notarial deed.

7.2	Share transfer restrictions

A Transferor may transfer his shares after the management board has given its approval. This does not apply to the Company wanting to transfer shares.

7.3	Procedure

7.3.1	A Transferor requests approval for the transfer by notifying the management board. In this notification, the Transferor shall indicate:

(a)	the number of shares he wants to transfer; and

(b)	the persons who he wants to transfer those shares to.

7.3.2

The management board shall decide whether to grant its approval within forty-two days of receiving the notification referred to in article 7.3.1. If the management board does not come to a decision within that period, its approval will be deemed to have been granted.

7.3.3

If the management board refuses to grant its approval, it shall simultaneously designate one or more prospective purchasers who are willing to purchase the shares for cash. The price is determined in accordance with article 7.4.1. If the management board does not designate any prospective purchasers, its approval will be deemed to have been granted. The Company may only be a prospective purchaser if the Transferor agrees to this.

7.3.4	The Transferor may transfer the shares within ninety days after the approval has been granted or is deemed to have been granted.

7.4	Determining the price

7.4.1

The Transferor and each designated prospective purchaser shall consult each other to determine the price of the shares. If they fail to reach agreement, the price will be determined by an independent expert. The management board and the Transferor together designate the expert. If they fail to reach agreement on this, the expert will be designated by the chairman of the Royal Dutch Association of Civil-law Notaries (KNB).

7.4.2	After the expert has notified the Transferor of the price, the Transferor has thirty days to decide whether to transfer his shares to the prospective purchasers.

7.4.3	The costs of determining the price are paid by the Transferor.

7.5	Default

7.5.1

Each party may demand the transfer of the shares for cash immediately after the price has been determined in consultation or after the expiry of the period referred to in article 7.4.2, provided that neither the Transferor nor the prospective purchaser has withdrawn.

7.5.2

If there is only one prospective purchaser and that prospective purchaser has defaulted on payment, the Transferor may, within ninety days, transfer all the shares to the persons he has indicated as referred to in article 7.3.1(b).

7.5.3

If there are multiple prospective purchasers and one of them has defaulted on payment, the Transferor shall notify all the prospective purchasers of that fact within seven days. The prospective purchasers who have not defaulted on payment will then have fourteen days to notify the Transferor whether they want to purchase the shares that had been allocated to the defaulting prospective purchaser. In doing so they shall indicate the maximum number of additional shares they would like to purchase. If all the shares that had been allocated to the defaulting prospective purchaser can be sold to the other prospective purchasers, a purchase agreement will be concluded that is binding on the Transferor and the prospective purchasers. If no purchase agreement is concluded in this way for all these shares, any other purchase agreements will be deemed to have been terminated and the Transferor may, within ninety days, transfer all the shares to the persons he has indicated as referred to in article 7.3.1(b).

7.5.4

If the Transferor defaults on the transfer of the shares, the Company is irrevocably authorised to transfer the shares. It shall do so within ten days of receiving such a request from a prospective purchaser.

8	MANAGEMENT

8.1	Appointment, suspension, dismissal, inability to act and vacancy

8.1.1	The Company is managed by the management board. The General Meeting determines the number of managing directors.

8.1.2	The General Meeting appoints the managing directors. The General Meeting may suspend and dismiss managing directors.

8.1.3

If any managing director positions are vacant or any managing directors are unable to act, the remaining managing director or directors shall manage the Company. If all managing director positions are vacant or all managing directors are unable to act, a person designated for that purpose by the General Meeting shall temporarily manage the Company. If all managing director positions are vacant, that person shall as soon as possible take the necessary measures to make definitive arrangements. “Unable to act” means a managing director is temporarily unable to perform his duties as a result of:

(a)	suspension;

(b)	illness; or

(c)	inaccessibility.

8.2	Remuneration

The General Meeting determines the remuneration and other terms that apply to the managing directors.

8.3	Reimbursement costs

Unless Dutch law provides otherwise, the following shall be reimbursed to current and former managing directors:

(a)

the reasonable costs of conducting a defence against claims based on acts or failures to act in the exercise of their duties or any other duties currently or previously performed by them at the Company’s request;

(b)	any damages or fines payable by them as a result of an act or failure to act as referred to under (a); and

(c)

the reasonable costs of appearing in other legal proceedings in which they are involved as current or former managing directors, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf.

There shall be no entitlement to reimbursement as referred to above if and to the extent that (i) a Dutch court has established in a final and conclusive decision that the act or failure to act of the person concerned may be characterised as wilful (“opzettelijk”), intentionally reckless (“bewust roekeloos”) or seriously culpable (“ernstig verwijtbaar”) conduct, unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness, or (ii) the costs or financial loss of the person concerned are covered by an insurance and the insurer has paid out the costs or financial loss. The Company may take out liability insurance for the benefit of the persons concerned. The management board may by agreement or otherwise give further implementation to the above.

8.4	Internal organisation and adoption of resolutions

8.4.1

The management board may adopt written rules governing its internal proceedings. Subject to the approval of the General Meeting, the managing directors may also divide their duties, in rules or otherwise.

8.4.2

The management board meets whenever a managing director deems it necessary. The management board adopts its resolutions by an absolute majority of votes cast. In a tie vote, the General Meeting will decide.

8.4.3	A managing director may be represented at a meeting by another managing director.

8.4.4

If a managing director has a direct or indirect personal conflict of interest with the Company and its business, he may not participate in the management board’s deliberations and decision-making on that subject. If no resolution of the management board can be adopted as a result, the General Meeting adopts the resolution.

8.4.5

The management board may also adopt resolutions without holding a meeting, provided that these resolutions are adopted in writing or by reproducible electronic communication and all managing directors entitled to vote have consented to adopting the resolution outside a meeting. Articles 8.4.2 and 8.4.4 equally apply to adoption by the management board of resolutions without holding a meeting.

8.4.6	The General Meeting may make management board resolutions subject to its approval provided that those resolutions have been clearly specified and notified to the management board.

8.4.7	The management board may not file for bankruptcy of the Company without a mandate from the General Meeting.

8.4.8	The management board shall adhere to the directions of the General Meeting, unless the directions are contrary to the interests of the Company and its business.

8.5	Representation

8.5.1	The management board or each managing director acting individually may represent the Company.

8.5.2

If one shareholder holds all shares in the Company’s share capital and that shareholder also represents the Company, any legal acts entered into by the Company with this shareholder must be recorded in writing. This does not apply to legal acts that, under the terms stipulated, are part of the Company’s normal business.

8.5.3

The management board may grant power to represent the Company (procuratie) or any other power to represent the Company on a continuing basis to one or more individuals whether or not employed by the Company.

9	GENERAL MEETINGS

9.1	Annual General Meeting

9.1.1

At least one General Meeting must be held during the Company’s financial year, unless the matters referred to in article 9.1.2 have been resolved on without holding a meeting in accordance with article 9.5 (Resolutions without holding a meeting).

9.1.2	The agenda for the annual General Meeting must in any case include the following items:

(a)	if article 2:391 BW applies to the Company, the deliberations on the management report;

(b)	the adoption of the annual accounts;

(c)	the allocation of profits; and

(d)	the discharge of managing directors in office in the preceding financial year for their management in that financial year.

9.1.3

The items referred to in article 9.1.2 do not need to be included on the agenda if the deadline for preparing the annual accounts and, if applicable, presenting the management report has been extended or if the agenda includes a proposal to that effect. The items referred to in article 9.1.2(a), (b) and (d) do not need to be included in the agenda if the annual accounts are adopted in the manner provided for in article 10.1.6.

9.1.4	A General Meeting must furthermore be convened whenever the management board deems it necessary.

9.2	Location and notice of meetings

9.2.1	General Meetings are held in the municipality where the Company has its seat or in the municipality of Hoofddorp or Haarlemmermeer (Schiphol).

9.2.2	The notice of General Meetings must be given in accordance with the deadline referred to in article 2:225 BW.

9.2.3	The notice must specify the agenda, as well as the location and time of the General Meeting.

9.3	Order of business at the meeting

9.3.1	The General Meeting appoints its chairman. The chairman appoints a secretary.

9.3.2	Minutes must be kept of the business transacted at the meeting.

9.3.3	Managing directors may attend General Meetings and have an advisory vote at General Meetings in their capacity of managing director.

9.4	Voting procedure and proxy

9.4.1	Each share confers the right to cast one vote at the General Meeting. Blank votes and invalid votes are regarded as not having been cast.

9.4.2	Resolutions are adopted by an absolute majority of the votes cast, unless the law or these articles of association specifically require a larger majority.

9.4.3	The management board may resolve that each Person Entitled to Attend General Meetings may observe and take part in the General Meeting by electronic communication.

9.4.4	The management board may resolve that each Person Entitled to Vote may exercise voting rights by electronic communication, either in person or by a proxy authorised in writing.

9.4.5	The management board may attach conditions to the use of electronic communication. The notice of the General Meeting must set out these conditions or state where they can be consulted.

9.4.6	Persons Entitled to Attend General Meetings may be represented at the General Meeting by a proxy authorised in writing.

9.5	Resolutions without holding a meeting

9.5.1

Persons Entitled to Vote may also adopt any resolutions which they may adopt at a General Meeting without holding a meeting. The managing directors must be given the opportunity to give advice about a motion before the motion is voted on.

9.5.2

A resolution adopted without holding a meeting will only be valid if all Persons Entitled to Attend General Meetings consent to this form of adoption and the resolution is adopted either in writing or by reproducible electronic communication as required by law and these articles of association.

9.5.3	Persons who have adopted a resolution without holding a meeting shall immediately notify the management board of the resolution.

10	FINANCIAL YEAR, ANNUAL REPORTING AND AUDITOR

10.1	Financial year and annual reporting

10.1.1	The financial year is the same as the calendar year.

10.1.2

Annually within five months after the end of each financial year the management board shall prepare annual accounts and make these available at the Company’s office for inspection by the Persons Entitled to Attend General Meetings. The General Meeting may extend this period on the basis of special circumstances by no more than five months.

10.1.3

If the mandate referred to in article 10.2 (Auditor) has been given, the auditor’s statement must be added to the annual accounts. Furthermore, the management report must be added to the annual accounts, unless article 2:391 BW does not apply to the Company. The additional information referred to in article 2:392(1) BW must also be added insofar as that paragraph (1) applies to the Company.

10.1.4	The annual accounts must be signed by all managing directors; if any signature is missing, this must be stated and explained.

10.1.5	The General Meeting adopts the annual accounts, unless the annual accounts have already been adopted in accordance with article 10.1.6.

10.1.6

If all shareholders are also managing directors of the Company, the annual accounts will be adopted when all managing directors have signed the annual accounts, provided that all other Persons Entitled to Attend General Meetings have been given the opportunity to inspect the annual accounts and have consented to this manner of adoption. If the annual accounts are adopted in this manner, the managing directors will be discharged as referred to in article 9.1.2(d).

10.2	Auditor

10.2.1

The Company may give a mandate to an auditor as referred to in article 2:393 BW to audit the annual accounts prepared by the management board in accordance with article 2:393(3) BW. If the law so requires, the Company shall give this mandate.

10.2.2	The General Meeting gives the mandate to the auditor. If the General Meeting fails to give the mandate, the management board will give the mandate.

10.2.3

The mandate given to the auditor may be revoked by the General Meeting and by the corporate body which has given the mandate. The mandate may only be revoked for valid reasons and in accordance with article 2:393(2) BW.

10.2.4	The auditor shall report on the audit to the management board and set out the results of the audit in an auditor’s statement on whether the annual accounts present a true and fair view.

11	PROFIT AND LOSS

11.1	Profit, loss and distributions on shares

11.1.1

The General Meeting allocates the profits determined by the adoption of the annual accounts, determines how a shortfall will be accounted for, and declares interim distributions from the profits or distributions from the reserves.

11.1.2

Shares held by the Company in its own share capital are not taken into account in determining how the amount to be distributed on shares is to be divided, unless these shares are subject to a right of pledge or a right of usufruct which entitles the holder of that right to the distribution.

11.1.3	Distributions are due four weeks after they have been declared, unless the General Meeting sets a different date at the management board’s proposal.

11.1.4	The General Meeting may resolve that distributions will be fully or partly made other than in cash.

12	DISSOLUTION

12.1	Liquidation

12.1.1	If the Company is dissolved pursuant to a resolution of the General Meeting and its assets must be liquidated, the General Meeting appoints one or more liquidators.

12.1.2	The liquidation shall take place with due observance of the provisions of the law. During the liquidation period these articles of association shall, wherever possible, remain in full force.

12.1.3

Notwithstanding any other powers the liquidators may have pursuant to the law or these articles of association, the liquidators will be authorised to sell (or cause to be sold) assets in order to obtain net sale proceeds at least equal to the aggregate amount to be withhold in respect of any liquidation distribution under the Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting 1965).

12.1.4

The balance of the assets of the Company remaining after all liabilities have been paid shall be distributed among the shareholders in proportion to the par value of their shareholdings in such manner as determined by the liquidators, unless the General Meeting has decided otherwise before or simultaneous with its resolution referred to under 12.1.1. If the distribution is (partly) made in kind the distribution shall be made in accordance with section 2:23b(3) sub a or 2:23b(3) sub c BW or a combination of those provisions.

12.1.5	The liquidators may make an advance distribution to the parties entitled thereto pursuant to article 12.1.4, with due observance of section 2:23b(6) BW.

12.1.6

After the Company has ceased to exist, its books, records and other data carriers must remain in the custody of the person designated for that purpose by the General Meeting, for a period of seven years.

13	TRANSITIONAL PROVISION

The first financial year will end on the thirty-first day of December two thousand and nineteen. This article and its heading will lapse after the first financial year.

The individual appearing before me declared:

(a)	the Company’s issued share capital is two eurocent (EUR 0.02) comprising of one (1) share (the “Share”). The Incorporator is participating in the issued share capital for the Share;

(b)	the Incorporator has agreed with and on behalf of the company that the Share will be fully paid up in cash. At the time of the execution of this deed zero euro (EUR 0) has been paid on the Share; and

(c)	the first managing director is Jeannie Lee, born in California, United States of America on the twenty-ninth day of June nineteen hundred and seventy-six.

I have seen sufficient evidence of the power of attorney. The written power of attorney is attached to this deed.

The original copy of this deed was executed in Amsterdam, the Netherlands, on the date mentioned at the top of this deed. I summarised and explained the substance of the deed. I also stated what consequences the contents of the deed have for the party. The individual appearing before me confirmed having taken note of the deed’s contents and having agreed to a limited reading of the deed. I then read out those parts of the deed that the law requires. Immediately after this, the individual appearing before me, who is known to me, and I signed the deed, at eleven hours ten minutes.

(signed): S.G. Veenstra, C.A. Voogt.